Exhibit 99.1

CONTACTS:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

ARTISTdirect RETAINS SALEM PARTNERS
— Advisory Firm to Focus on Enhancing Shareholder Value —

SANTA MONICA, CA — February 14, 2008 - ARTISTdirect, Inc. (OTC.BB: ARTD) today announced it has retained Salem Partners LLC to assist in the exploration of strategic alternatives — including restructuring initiatives, a merger or a possible sale of the company.

“ARTISTdirect operates one of the largest and most highly respected music brands on the Internet today, with strong potential to further leverage its position to generate increased advertising sales and related marketing initiatives.  In addition, the company’s proprietary MediaDefender technology offers unique opportunities  — not only for digital content protection on file sharing networks, but related marketing and advertising programs to reach new audiences.  We look forward to working with management to maximize the inherent value of the company,” said Stephen Prough, managing director, Salem Partners, LLC.

About Salem Partners LLC

Salem Partners is a financial services firm located in Los Angeles that provides investment banking and wealth management services to its clients. The firm’s investment banking division provides mergers and acquisitions and capital raising services to clients in the media, entertainment, technology and life sciences industries.  Salem Partners’ clients include Sony Pictures Entertainment, Hearst Entertainment, RHI Entertainment and JP Morgan Chase Bank.  Salem Partners was founded in 1997 and has completed more than 30 transactions in the entertainment and technology industries. Additional information is available at www.salempartners.com

About ARTISTdirect, Inc.

Headquartered in Santa Monica, California, ARTISTdirect, Inc. is a digital media entertainment company that is home to an online music network and, through its MediaDefender subsidiary, is the leading provider of anti-piracy solutions in the Internet-piracy-protection industry. The ARTISTdirect Network is a network of web-sites offering multi-media content, music, news and information organized around shared music interests, music-related specialty commerce and digital music services.

Forward-Looking Statements:

This news release may contain “forward-looking” statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, and include words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “may,” “will” or similar expressions that are intended to identify forward-looking statements.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.  Such statements are not guarantees of future performance and subject to risks, uncertainties and assumptions that are difficult to predict.  Therefore, the company’s actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.  Except as required by applicable law or regulation, the company undertakes no obligation to revise or update any forward-looking statements contained herein in order to reflect future events or circumstances.  For a further description of various risks and uncertainties with respect to ARTISTdirect’s business, please refer to the Company’s filings with the Securities and Exchange Commission, which can be viewed without charge on the Internet at www.sec.gov.

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